AMENDMENT NO. 1 TO
                              PURCHASE AGREEMENT

          THIS AMENDMENT NO. 1, dated as of August 31, 2000 (this "Amendment"), to Purchase Agreement, dated as of July 7, 2000 (the "Purchase Agreement"), by and among Viskase Companies, Inc., a Delaware corporation ("Parent"), Viskase Corporation, a Pennsylvania corporation ("Viskase"), Viskase Holding Corporation, a Delaware corporation ("US Holdings"), Viskase Sales Corporation, a Delaware corporation ("Sales"), Viskase Europe Limited, a company organized under the laws of the United Kingdom ("Europe"), Viskase S.A., a company organized under the laws of France ("Viskase France"), Viskase Limited, a company organized under the laws of the United Kingdom ("UK"), Viskase Canada Inc., a company organized under the laws of Ontario ("Canada"), Viskase Chile Embalajes, LTDA, a company organized under the laws of Chile ("Chile") and Viskase Ireland Limited, a company organized under the laws of Ireland ("Ireland") (Parent, Viskase, US Holdings, Sales, Europe, Viskase France, UK, Canada and Ireland are each referred to herein individually as "Seller" and collectively as "Sellers"), and Bemis Company, Inc., a Missouri corporation ("Buyer"). The parties agree that Chile is only signing to acknowledge that it will no longer be a party to the Purchase Agreement.

                              W I T N E S E T H:

        WHEREAS, Buyer, Sellers and Chile have previously entered into the Purchase Agreement; and

         WHEREAS, in order to set forth certain mutual agreements with respect to the Purchase Agreement, the parties desire to enter into this Amendment.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

         1.1. Definitions. (a) In this Amendment, unless the context shall otherwise require, a term defined in the Purchase Agreement has the same meaning when used in this Amendment and a term defined anywhere in this Amendment has the same meaning throughout.
          (b) Section 1.1 of the Purchase Agreement shall be amended by deleting the definitions of "Asset Sellers," "Brazil Transactions," "Escrow Account" and "Escrow Amount" in their entirety and inserting the following definitions:

          "Asset Sellers" means Viskase, Sales, UK, Canada and
Ireland.
          "Brazil Transactions" means the transactions pursuant to which Viskase Brazil will establish Newco Brazil through a split under the laws of Brazil pursuant to which all of Viskase Brazil's right, title and interest in and to the Purchased Assets and Assumed Liabilities will be transferred to Newco Brazil.

          "Escrow Amounts" means the Working Capital Escrow Amount and the Brazil Escrow Amount.

          (c)  The following new definitions shall be added to
Section 1.1 of the Purchase Agreement to read as follows:

          "Chile Rights" means all of the issued and outstanding equity rights of Chile.

          "UK Plan" means the Viskase Limited Pension Plan.

          1.2. Interpretation. Each definition in this Amendment includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statute or regulation means such statute or regulation as amended at the time and include any successor legislation or regulations. The heading to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Amendment. Except as otherwise stated, reference to Articles, Sections and Schedules mean the Articles, Sections and Schedules of this Amendment.

                           ARTICLE II
                       PURCHASE AND SALE

          2.1.  Transfer of Assets.

          (a) The introductory paragraph of Section 2.1 of the Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

               "Subject to the Permitted Encumbrances and the terms and conditions of this Agreement, including Section 2.2, Sellers will sell, convey, assign, transfer and deliver to Buyer, or one or more Affiliates designated in writing by Buyer, and Buyer, or one or more Affiliates designated in writing by Buyer, will purchase, assume and acquire from Sellers, all of each Seller's right, title and interest in and to all of the assets used primarily in the Business, including the following assets (but not including the Excluded Assets) as they exist on the Closing Date (the following assets of Sellers being the "Purchased Assets," it being understood that such term includes the assets of Chile and the assets of Viskase Brazil to be transferred to Newco Brazil on or before the Closing Date pursuant to the Brazil Transactions):"

          (b)     Subsection (g) of Section 2.1 of the Purchase
       Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

              "(g) Newco Brazil Shares and Chile Rights. All of the Newco Brazil Shares and Chile Rights, in each case free and clear of all Encumbrances."

       2.2.  Excluded Assets.  Section 2.2 of the Purchase
Agreement shall be amended by adding the following as the final sentence of that Section:

       "Inventory of the Business located in Poland and Italy shall also be Excluded Assets."

          2.3. Chile and Brazil Matters. A new Section 2.5 shall be added to the Purchase Agreement to read as follows:

             "Section 2.5.  Chile and Brazil Matters.
       Notwithstanding anything contained herein to the contrary, it is understood that (i) cash and cash equivalents in an amount equal to 4.0 million reals of Viskase Brazil shall be a Purchased Asset transferred to Newco Brazil as of the Closing Date and shall be reflected as an asset on the Valuation Date Statement and (ii) the accounts receivable of Chile as of the Closing Date shall be Purchased Assets, shall be indirectly owned by Buyer after the Closing Date in connection with the acquisition by Buyer of the Chile Rights and shall be included in the Valuation Date Statement. Notwithstanding anything contained herein to the contrary, it is understood that the payable as of the Closing Date from Chile to Viskase Brazil shall remain outstanding after the Closing Date and shall continue to be paid as originally agreed. Viskase Brazil agrees that it will promptly pay to Newco Brazil, when, as and if received from Chile, the amount of such payable from Chile to Viskase Brazil, and such payable from Chile and such receivable of Newco Brazil from Viskase Brazil shall be reflected as a liability and an asset, respectively, in equal amounts on the Valuation Date Statement."

                               ARTICLE III
                             PURCHASE PRICE

          Section 3.4 of the Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

          "Section 3.4. Escrow. At the Closing Date, two escrow accounts shall be established with the Norwest Bank Minnesota, N.A. (the "Escrow Agent"). The escrow accounts will consist of the following: (i) an amount equal to $1,000,000 (the "Working Capital Escrow Amount") as security for the purchase price adjustment set forth in Section 3.2 hereof and (ii) an amount equal to $30,611,000, $29,861,000 of which is payable to Sellers in respect of the sale of the Newco Brazil Shares (the "Shares Escrow Amount") and $750,000 of which may be paid to Sellers as Buyer's share of withholding Taxes in Brazil pursuant to Section 8.2(a)(v) hereof (the "Tax Escrow Amount" and, together with the Shares Escrow Amount, the "Brazil Escrow Amount"). The Working Capital Escrow Amount and the Shares Escrow Amount are being paid out of the Closing Purchase Price and are being paid to the Escrow Agent in lieu of being paid directly to Sellers. The two escrow accounts shall be established pursuant to agreements among the parties hereto and the Escrow Agent in substantially the forms attached hereto as Exhibit I (the "Escrow Agreements"). The Escrow Amounts so delivered to the Escrow Agent and any other property or cash, and any income earned with respect thereto, from time to time held by the Escrow Agent pursuant to the terms of the Escrow Agreements are herein referred to as the "Escrow Fund." The Escrow Fund shall be held by the Escrow Agent in escrow subject to the terms and conditions of the Escrow Agreements. Buyer and Sellers agree to cooperate in good faith and to use all commercially reasonable efforts to disburse the Shares Escrow Amount as soon as practicable."

                             ARTICLE IV
                              CLOSING

          4.1.  Payment on the Closing Date.  Section 4.2 of the
Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

               "Section 4.2. Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall pay (a) Sellers an amount equal to the Closing Purchase Price, minus (i) the Working Capital Escrow Amount,
       (ii) the Shares Escrow Amount, and (iii) the amount of the Cryovac Assignment Fee, by write transfer of immediately available funds to the bank account or accounts specified by Sellers, (b) the Escrow Agent, an amount equal to the Escrow Amounts by wire transfer of immediately available funds to the bank account specified by the Escrow Agent, to be held in escrow pursuant to Section 3.4, and (c) Cryovac, Inc., an amount equal to the Cryovac Assignment Fee, as payment of such fee, by wire transfer of immediately available funds, to the bank account specified by Cryovac, Inc. Without in any way limiting Buyer's obligation to pay the Tax Escrow Amount to Sellers in accordance with Section 8.2(a)(v) hereof, the parties agree that Buyer will deduct the amount of any withholding Taxes required as a result of the sale of the Newco Brazil Shares (the "Brazil Withholding Tax Liability") from the Shares Escrow Amount and that Buyer will remit the Brazil Withholding Tax Liability to the appropriate Governmental Body in Brazil."

          4.2.  Buyer's Additional Closing Date Deliveries.  A new
Section 4.3(g) shall be added to read as follows:

          "(g) An assignment of rights agreement of Chile, duly executed by Buyer."

          4.2.  Sellers' Closing Date Deliveries.  (a) Section
4.4(c) of the Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

           "(c) The certificate (s) or other evidences of ownership representing all of the Newco Brazil Shares and the Chile Rights, duly endorsed to Buyer or accompanied by duly executed stock powers or duly executed assignments, as the case may be, to the extent required by and in accordance with the laws of Brazil and Chile, respectively;"

           (b) A new section 4.4(n) shall be added to read as follows:

         "(n) An assignment of rights agreement of Chile, duly executed by US Holdings."


                            ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 5.16 of the Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

              "5.16     Employee Benefits.  Set forth on Schedule
       5.16 is a list of all Pension Plans, Welfare Plans and any other material employee benefit plans, including stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other material employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are maintained by any Seller for the benefit of any of its officers or employees (including former employees) employed in the Business, or under which any Seller has any current or potential liability with respect to any employee or former employee of the Business, (hereinafter collectively referred to as "Plans"). Except as specifically disclosed on Schedule 5.16:

          (a) Each Pension Plan and each Welfare Plan (and each related trust, insurance contract or fund) is in compliance in form and in operation in all material respects with all applicable requirements of ERISA, the Code and any applicable state law or regulation and, in relation to the UK Plan only, in all material respects with all applicable United Kingdom laws or regulations and European laws, treaties or directives (except for the adoption of any required amendments for which the remedial amendment period has not expired as of the Closing Date). Each Pension Plan and each Welfare Plan has been administered in all material respects in accordance with its plan documents and the applicable laws and regulations, and there has been no material breach of fiduciary duty, prohibited transaction or other event with respect to a Plan which is reasonably likely to result in a material excise tax or other material claim or liability against Sellers, any Plan or any fiduciary of a Plan. The requirements of Code Section 4980B and Parts 6 and 7 of Subtitle B of Title I of ERISA, including but not limited to the provisions of said statutes relating to COBRA continuation of health coverage, and any similar requirement under any state or local law relating to continuation of employee welfare benefits, have been satisfied in all material respects with respect to each Welfare Plan that is subject to such requirements.


          (b) Each Pension Plan listed in Schedule 5.16 which is intended to be a "qualified plan" for purposes of the Code has received a favorable determination letter from the Internal Revenue Service regarding its qualified status, and nothing has occurred since the date such determination letter was issued that would adversely affect such qualified status, and the UK Plan is approved by the Commissioners of Inland Revenue as an exempt approved scheme for the purposes of Part I Chapter XIV Income and Corporation Taxes Act 1988 and is a contracted-out scheme for the purposes of the Pension Schemes Act 1993 on the "reference scheme test" basis and nothing has occurred since the date such determination letter was issued or such exempt approval was granted or such contracted-out status was conferred (as applicable) that would adversely affect such qualified or exempt approved and contracted-out status.

          (c) Each Pension Plan and each Welfare Plan is in compliance in all material respects with the applicable requirements for reporting and disclosure to participants under ERISA or, in the case of the UK Plan only, Inland Revenue Requirements and Pension Schemes Act 1995, with respect to that plan. Sellers have made available to Buyer with respect to each Plan correct and complete copies of all current Plan documents and summary plan descriptions.

         (d) At no time during the six calendar years preceding the calendar year which the Closing Date occurs has any Seller or any entity which is or was aggregated with any Seller under Code Section 414 maintained or made any contributions to any multiemployer pension plan which is subject to Title IV of ERISA.

          (e) Buyer will not have any liability under ERISA Title IV after the Closing Date with respect to any Pension Plan which is or was maintained or contributed to by any Seller or by any entity that is aggregated with a Seller under Code Section 414.

          (f) No representation has been made to any Affected Employee (as defined in Section 8.3) with respect to any Plan which would entitle the employee to benefits greater than or in addition to the benefits provided by the actual terms of the Plan, including, without limitation, representations as to post-retirement health or death benefits. Except as contemplated by this Agreement, no representation or promise has been made to any such employee that any new Plan is to be established.

          (g) No material action, suit, proceeding, hearing or investigation with respect to the administration of any Plan, the investment of the assets of any Plan or any violation of a law or regulation with respect to any Plan (other than routine claims for benefits) is currently pending and, in relation to the UK Plan only, to the knowledge of Sellers, no report has been made to the Occupational Pensions Regulatory Authority and no complaint or dispute has been made to or preferred to the Pensions Ombudsman. To the Knowledge of Sellers, no such action, suit, proceeding, hearing or investigation, report, complaint or dispute has been threatened."

                            ARTICLE VI
                     ADDITIONAL AGREEMENTS

          6.1 Taxes. A new Section 8.2(f) shall be added to the Purchase Agreement to read as follows:

              "(f)   (i)  It is the intention of Sellers and Buyer
       that the provisions of Section 49 Value Added Tax Act 1994 ("VATA") and Article 5 of the Value Added Tax (Special Provisions) Order 1995 No. 1268 (the "Order") shall apply to the transfer of that part of the Business and the Purchased Assets to be sold by UK under this Agreement (the "UK Business").

          (ii) As soon as reasonably practicable following Closing UK shall write to H.M. Customs & Excise giving full particulars of the sale of the UK Business pursuant to this Agreement and seeking confirmation that such sale falls to be treated as neither a supply of goods nor a supply of services in accordance with Section 49 VATA and Article 5 of the Order.

          (iii)     If, notwithstanding Sections 8.2(f)(i) through
(iii) above, United Kingdom value added tax ("VAT") is properly chargeable in respect of the sale of all or any of the UK Business under this Agreement, Buyer (against delivery of a valid VAT tax invoice in respect thereof addressed to Buyer or the Buyer Group Member which is the purchaser of the UK Business), shall promptly pay to UK a sum equal to the amount of VAT properly so chargeable.

          (iv) Buyer undertakes to Sellers that it will pay any United Kingdom stamp duty (including any interest or penalties properly assessed thereon) which may be chargeable on or in respect of this Agreement or any documents executed pursuant hereto.

          (v) In the event of any inconsistency between the provisions of this Section 8.2(f) and the other provisions of this
Section 8.2, the provisions of this Section 8.2(f) shall prevail."

          6.2 Non-Competition. Section 8.9 is amended to add the following provisions:

          "(c)     Buyer believes the COOK-TITE(r) products require
the addition of nylon to the structure in order to remain competitive. Therefore, notwithstanding anything contained herein to the contrary, it is agreed that Buyer and its Affiliates may modify the COOK-TITE(r) products by including the use of nylon, but only for such products' applications as of the Closing Date, and such modified products shall not be a Competing Casings Product.

          (d) Nothing contained herein shall prohibit Buyer or its Affiliates from engaging in the manufacture, sale or distribution of any printed or unprinted non-tubular roll stock film containing nylon."

                           ARTICLE VII
                           CONDITIONS

          Section 9.6 of the Purchase Agreement is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

          "Section 9.6. Escrow Agreements. The Escrow Agreements shall have been duly executed by Sellers."

          Section 10.4 of the Purchase Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

          "Section 10.4. Escrow Agreements. The Escrow Agreements shall have been executed by Buyer."

                               ARTICLE VIII
                        MISCELLANEOUS PROVISIONS

          8.1. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          8.2. Entire Agreement. With respect to the subject matter hereof, this Amendment shall supersede anything to the contrary contained in the Purchase Agreement.

          8.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          8.4. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois (without regard to the conflicts of law provisions thereof), except to the extent that the application of substantive laws of the United States or another jurisdiction is mandatory.

          8.5. Waiver. Any term or provision of this Amendment may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Amendment if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Amendment shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Amendment or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Amendment shall be held to constitute a waiver of any other or subsequent breach.

          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                         VISKASE COMPANIES, INC.

                         By:  ___________________________
                              Name:
                              Title:


                         VISKASE CORPORATION

                         By:  ___________________________
                              Name:
                              Title:



                        VISKASE HOLDING CORPORATION

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE SALES CORPORATION

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE EUROPE LIMITED

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE S.A.

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE LIMITED

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE CANADA INC.

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE CHILE EMBALAJES, LTDA

                        By:  ___________________________
                             Name:
                             Title:


                        VISKASE IRELAND LIMITED

                        By:  ___________________________
                             Name:
                             Title:

                        BEMIS COMPANY, INC.

                        By:  ___________________________
                             Name:
                             Title: